Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 17, 2008 with respect to the consolidated financial statements of BMP Sunstone Corporation and Subsidiaries appearing in the 2007 Annual Report of BMP Sunstone Corporation and Subsidiaries to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our names as it appears under the caption “Experts.”
/s/ GRANT THORNTON
Hong Kong
May 8, 2008